Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-256453, 333-274081, and 333-285840) and Form S-8 (Nos. 333-257180, 333-261461, 333-265690, 333-274089, and 333-278004) of Finance of America Companies Inc. (the Company) of our report dated March 14, 2025, except for Note 1, as to which the date is May 20, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A.

/s/ BDO USA, P.C.
Philadelphia, Pennsylvania

May 20, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.